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                                                                     EXHIBIT 5.1

                              GODFREY & KAHN, S.C.
                                Attorneys at Law
                             780 North Water Street
                              Milwaukee, WI 53202

                                 April 6, 1999

School Specialty, Inc.
1000 North Bluemound Drive
Appleton, WI 54914

Ladies and Gentlemen:

     We have acted as your counsel in connection with the public offering by School Specialty, Inc., a Delaware corporation (the "Company"), of up to 3,450,000 shares of common stock, $.001 par value (the "Shares") as described in the Company's Registration Statement on Form S-1 (the "Registration Statement"), and related prospectus included therein (the "Prospectus").

     We have examined: (a) the Prospectus and the Registration Statement, (b) the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, (c) certain resolutions of the Company's Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance in accordance with the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL").

     Section 180.0622(2)(b) of the WBCL provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof and that such statute applies not only to shareholders of domestic corporations but also to shareholders of foreign corporations licensed to do business in Wisconsin.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.


                                             Very truly yours,

                                             /s/ Godfrey & Kahn, S.C.

                                             GODFREY & KAHN, S.C.